TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

9B057D2429

CERTIFICATE OF MERGER
(Section 172)

The REGISTRAR OF CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of merger having been complied with,

Datasea Intelligent Technology Ltd.

BVI COMPANY NUMBER **2198304**

is the surviving company of the merger with

Datasea Intelligent Technology Ltd.
Datasea Inc.

this 15th day of April, 2026.

for **REGISTRAR OF CORPORATE AFFAIRS**
15th day of April, 2026